ULTIMUS MANAGERS TRUST

TWENTY-THIRD AMENDMENT TO THE

CUSTODY AGREEMENT

THIS TWENTY-THIRD AMENDMENT dated as of the 20th day of January 2022 to the Custody Agreement, dated as of June 5, 2012, as amended (the “Custody Agreement”), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the following funds as a series of the Trust:

Nia Impact Solutions Fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit T is hereby added to the Custody Agreement and attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/Todd E. Heim	By: /s/ Anita Zagrodnik

Name: Todd E. Heim	Name: Anita Zagrodnik

Title: President	Title: Senior Vice Present

4/7/2022